MPOWER HOLDING CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS (AMOUNTS IN THOUSANDS)


                                                                             Predecessor Mpower Holding          Predecessor
                                                                               Year ended December 31,          Mpower Holding
                                                             -----------------------------------------------   January 1, 2002 to
                                                                    1999           2000           2001           July 30, 2002
                                                             --------------  --------------   --------------  -------------------

Earnings:
 Add:  Income (loss) before discontinued operations           $   (59,626)     $  (211,738)    $  (400,343)    $  (43,204)
       Amortization of capitalized interest                           710            1,423           2,920          1,914
       Fixed Charges:
         Interest expensed and capitalized                         22,335           56,618          63,769         19,354
         Amortization of debt issue costs                             794            1,233           1,329            608
         Amortization of debt discount                                575            1,330           1,479            718
         Estimate of interest within rental expense                   161            1,014             792            428
         Preferred stock dividends                                  2,577           16,889          21,782          3,974
         Accretion of preferred stock to redemption value           6,133            6,765               -              -
                                                              --------------  --------------   ------------    ----------
             Total fixed charges and preference
                 security dividends                                32,575           83,849          89,151         25,082

 Less:  Interest capitalized                                       (4,057)         (10,684)        (4,896)         (1,290)
        Preferred stock dividends                                  (2,577)         (16,889)       (21,782)         (3,974)
        Accretion of preferred stock to redemption value           (6,133)          (6,765)             -               -
                                                               --------------  --------------   -----------    -----------
         Total earnings                                        $  (39,108)     $  (160,804)    $ (334,950)      $ (21,472)
                                                               ==============  ==============  ============    ===========
 Fixed charges and preference security dividends               $   32,575      $    83,849     $   89,151      $   25,082
                                                               ==============  ==============  ============    ===========
 Ratio of earnings to fixed charges and preference
         security dividends                                             -                -              -              -
                                                               ==============  ==============  ============    ===========
 Insufficiency of earnings to cover fixed charges              $   71,683      $   244,653     $  424,101      $  46,554
                                                               ==============  ==============  ============    ===========



                                                                 Reorganized          Reorganized
                                                                Mpower Holding      Mpower Holding
                                                               July 31, 2002 to       Year Ended
                                                               December 31, 2002    December 31, 2003
                                                             -------------------    ------------------

Earnings:
 Add:  Income (loss) before discontinued operations            $   17,754           $   (18,765)
       Amortization of capitalized interest                            30                    65
       Fixed Charges:
         Interest expensed and capitalized                          2,668                   526
         Amortization of debt issue costs                              84                   131
         Amortization of debt discount                                 61                     -
         Estimate of interest within rental expense                   249                   645
         Preferred stock dividends                                      -                     -
         Accretion of preferred stock to redemption value               -                     -
                                                               ------------         ------------
             Total fixed charges and preference
                 security dividends                                 3,062                 1,302

 Less:  Interest capitalized                                        (129)                     -
        Preferred stock dividends                                      -                      -
        Accretion of preferred stock to redemption value               -                      -
                                                               ------------         ------------
         Total earnings                                        $  20,717            $   (17,398)
                                                               ============         ============
 Fixed charges and preference security dividends               $   3,062            $     1,302
                                                               ============         ============
 Ratio of earnings to fixed charges and preference
         security dividends                                         6.77                      -
                                                               ============         ============
 Insufficiency of earnings to cover fixed charges              $       -            $    18,700
                                                               ============         ============
